EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the following Registration Statements of our report dated February 23, 2023, relating to the consolidated financial statements and financial statement schedules of Cincinnati Financial Corporation and subsidiaries (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2022.
No. 333-24817 (on Form S-8)
No. 333-49981 (on Form S-8)
No. 333-126714 (on Form S-8)
No. 333-178075 (on Form S-8)
No. 333-186941 (on Form S-8)
No. 333-214701 (on Form S-8)
No. 333-221629 (on Form S-3)
No. 333-226773 (on Form S-8)
No. 333-250112 (on Form S-3)

/S/ DELOITTE & TOUCHE LLP

Cincinnati, Ohio
February 23, 2023